UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Allis-Chalmers Energy Inc.

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SUPPLEMENT DATED FEBRUARY 3, 2011

(To Proxy Statement/Prospectus dated January 21, 2011)

This supplement is furnished by Seawell Limited (“Seawell”) and Allis-Chalmers Energy Inc. (“Allis-Chalmers”) in connection with the solicitation of proxies for use at a special meeting of the stockholders of Allis-Chalmers relating to the proposed merger of Allis-Chalmers with and into a wholly owned subsidiary of Seawell. The meeting is scheduled for February 23, 2011 at 10:00 a.m., local time, and will be held at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056. This supplement amends and supplements the proxy statement/prospectus dated January 21, 2011, which was first mailed to Allis-Chalmers’ stockholders on or about January 25, 2011. Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus.

This supplement describes certain developments since the date of the proxy statement/prospectus and provides supplemental information concerning the background of the merger. We urge you to read this supplement carefully. We also urge you, if you have not done so already, to read carefully the proxy statement/prospectus, dated January 21, 2011, which was previously provided to you and includes a copy of the merger agreement attached as Annex A thereto. Please pay particular attention to the section titled “Risk Factors” beginning on page 25 of the proxy statement/prospectus. You also can obtain information about Allis-Chalmers from documents that it has filed or will file with the Securities and Exchange Commission prior to the special meeting.

Your vote is important. Regardless of whether you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by voting by telephone or over the Internet. If your shares are held in “street name,” you must instruct your broker, bank or other nominee how to vote your shares. Please refer to the instructions on the enclosed proxy card.

If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to revoke or change your vote. For information regarding the process to revoke or change your vote, please see “The Allis-Chalmers Special Meeting – Revoking a Proxy” on page 52 of the proxy statement/prospectus.

On February 2, 2011, the closing sale price per share of Seawell common shares was NOK 39.30, as reported on the Oslo Stock Exchange, which, based on the NOK/$ exchange rate on such date of NOK 1.00 = $0.1751, represented $6.88, and the closing sale price per share of Allis-Chalmers common stock was $7.68 as reported on the NYSE.

This supplement, which you should read in conjunction with the proxy statement/prospectus, is first being mailed to Allis-Chalmers stockholders on or about February 4, 2011.

THE SEAWELL COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Seawell has filed a registration statement (including the proxy statement/prospectus) with the SEC for the offering to which this communication relates. Before you vote, you should read the proxy statement/prospectus in the registration statement and other documents that Seawell has filed with the SEC for more complete information about Seawell and the merger. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Allis-Chalmers will arrange to send you the proxy statement/prospectus if you request it by calling (713) 369-0550.

RECENT DEVELOPMENTS

As previously disclosed on page 148 of the proxy statement/prospectus, beginning on August 16, 2010, three putative stockholder class action suits were filed against various combinations of Allis-Chalmers, members of the Allis-Chalmers board of directors, Seawell, and Wellco in the Court of Chancery of the State of Delaware, challenging the proposed merger and seeking, among other things, compensatory and rescissory damages, attorneys’ and experts’ fees and injunctive relief concerning the alleged breaches of fiduciary duties and prohibiting the defendants from consummating the merger. On September 29, 2010, the Court granted a Motion to Consolidate the cases. On September 16, 2010, Seawell and Wellco answered the first-filed Girard Complaint (which is the operative complaint post-consolidation). Allis-Chalmers and the members of the Allis-Chalmers board of directors answered the consolidated complaint on October 4, 2010.

On January 26, 2011, plaintiffs in the consolidated Delaware actions filed an Amended Verified Class Action Complaint For Breach Of Fiduciary Duty, which is referred to herein as the amended complaint. The amended complaint generally alleges, among other things, that the merger agreement was reached through an unfair process and that the consideration upon which the merger agreement is premised is inadequate, that the Allis-Chalmers board failed to inform itself adequately of the highest price reasonably available, that the Allis-Chalmers board was conflicted and thus unable to fulfill its duties, that the transaction was timed to take advantage of an overall decline in the market price of Allis-Chalmers stock, that the transaction unfairly favors Seawell, that the merger agreement’s “no solicitation” provision unreasonably dissuades potential suitors from making competing offers, that the merger agreement otherwise unduly restricts Allis Chalmers from considering competing offers and that a voting agreement between Seawell and Lime Rock Partners GP V, L.P. improperly restrains Allis-Chalmers from engaging with third parties regarding an alternative proposal. The amended complaint alleges that Seawell aided and abetted these alleged breaches of fiduciary duty.

In addition, the amended complaint contains allegations that the Registration Statement filed on Form F-4 filed with the SEC on January 14, 2011, and amended on January 21, 2011, of which the proxy statement/prospectus forms a part, failed to properly disclose all material facts in connection with the proposed merger, in violation of Delaware law. In particular, the amended complaint alleges that, among other things that the proxy statement/prospectus fails to provide the following information:

•

when arrangements regarding the appointment of Messrs. Bargach, Reynolds, Bulgheroni and Dell’Orto to the Seawell board of directors were discussed and negotiated between the parties and what consideration these individuals will be paid to serve on the Seawell board of directors;

•	the “various governance arrangements” discussed between Mr. Hidayatallah and Mr. Egeli on July 20, 2010;

•	details regarding the “possible composition of a new board of directors for the combined company” that was discussed between Mr. Bargach and Seawell on July 30, 2010;

•	whether Messrs. Reynolds and Bargach were authorized to negotiate on behalf of Allis-Chalmers when they met with Mr. Troim on June 9, 2010;

•

the reasons Allis-Chalmers executed a confidentiality agreement with Seawell on June 23, 2010, which was prior to the date on which the board of directors of Allis-Chalmers was informed of Seawell’s June 23, 2010 proposal;

•	the “potential alternative transactions” discussed by the board of directors of Allis-Chalmers on July 1, 2010;

•	the “potential terms of a business combination transaction and possible alternative transaction structures” discussed between Allis-Chalmers and Seawell on July 6, 2010;

•	why and how the board of directors of Allis-Chalmers determined that it was highly unlikely that another potential acquiror would not offer a higher price than that offered by Seawell when the board of directors of Allis-Chalmers failed to contact any other potential strategic parties or to conduct a market check for the sale of Allis-Chalmers;

•	how the board of directors of Allis-Chalmers determined that Allis-Chalmers would attract more interest from analysts and investors from being listed on the Oslo Stock Exchange than on the NYSE;

•	the potential advantages and disadvantages the board of directors of Allis-Chalmers considered in the July 1, 2010 board meeting with regard to a potential merger between Allis-Chalmers and Seawell;

•

the potential synergies and prospective future growth prospects of Allis-Chalmers and Seawell that the board of directors of Allis-Chalmers considered in the July 21, 2010 board meeting with regard to a potential merger between Allis-Chalmers and Seawell, as well as “the strategic rationale for the Proposed Transaction, the financial considerations, a comparison of the Company’s and Seawell’s operations, the risks to the Company as a stand-alone entity, and potential advantages and disadvantages of the transaction” also discussed by the Allis-Chalmers board of directors on July 21, 2010;

•

the “synergies and technological capabilities of Seawell and the potential benefits thereof to Allis-Chalmers, including but not limited to, issues of technological integration between the two companies and contract backlog and prospects” that were discussed by the Allis-Chalmers board of directors on August 4, 2010;

•

why and how on July 21, 2010, after the Allis-Chalmers board of directors approved a merger consideration equal to 1.6 Seawell common units, or $4.71 per share, Mr. Hidayatallah made a lower counteroffer to Seawell of $4.50 per share in merger consideration;

•

why and how the Allis-Chalmers board of directors dropped its request for a termination fee from Seawell of 4% on August 4, 2010, when the board had concerns regarding Seawell’s ability to finance the proposed merger;

•

the projected long-term financials and forecasts prepared by Allis-Chalmers’ management and provided to RBC; the projected long-term financial projections and forecasts prepared by Seawell’s management and provided to RBC and the projected long-term financial projections and forecasts of certain potential synergistic benefits of the merger prepared by Allis-Chalmers’ management and provided to RBC; all of which the Allis-Chalmers board of directors considered in the August 12, 2010 board meeting approving the merger;

•

with respect to the Analysis of Selected Comparable Companies of Allis-Chalmers conducted by RBC, the criteria used to determine which companies were deemed “similar” to Allis-Chalmers and used in the analysis and the multiples observed for each company in the analysis;

•	with respect to the Analysis of Selected Precedent Transactions of Allis-Chalmers conducted by RBC:

•	the criteria used to determine which transactions involved target companies that were considered “comparable” to Allis-Chalmers;

•	why transactions going back to only 2008 were used in the Well Services Precedent Analysis, while transactions going back to 2003 were used in the Land Drilling Precedent Analysis;

•	the multiples observed for each transaction in the analysis;

•

the total number of transactions RBC reviewed in the Selected Precedent Transactions Analysis, the number of transactions RBC did not consider in the Analysis, and the multiples observed for each transaction;

•

why RBC applied qualitative non-mathematical considerations in selecting a relevant range when a true mathematical apportionment of the land drilling sector transactions and well services industry transactions would have yielded a selected precedent analysis with higher standardized multiples and a higher relevant range for the analysis;

•	With respect to the Discounted Cash Flow Analysis of Allis-Chalmers conducted by RBC:

•	the calculations used to derive the “free cash flows” of Allis-Chalmers for years 2010 through 2014, as well as the free cash flow projections for each such year;

•	the key inputs used to calculate the discount rate range, including five-year betas, risk premiums, cost of equity and debt, and assumed capital structure;

•	the adjustments made in the analysis for Allis-Chalmers’ current leverage and

•

why the 11.0% to 14.0% discount rates applied for Allis-Chalmers are different from the 10.0% to 12.0% discount rates applied for Seawell in its respective discounted cash flow analysis or how this rate is appropriate given “the downward valuation bias a higher discount rate imparts to Allis-Chalmers shares relative to Seawell common shares”;

•

With respect to the Analysis of Selected Comparable Companies of Seawell conducted by RBC, the criteria used to determine which companies were deemed “similar” to Seawell and used in the analysis and the multiples observed for each company in the analysis;

•	With respect to the Discounted Cash Flow Analysis of Seawell conducted by RBC:

•	the calculations used to derive the “free cash flows” of Seawell for years 2010 through 2014, as well as the free cash flow amounts for each such year;

•	the key inputs used to calculate the discount rate range, including betas, risk premiums, cost of debt and equity and assumed capital structure; and

•	the adjustments made in the analysis for Allis-Chalmers’ then-current leverage;

•	the percentage of the termination fee that RBC will receive from Allis-Chalmers in the event that Allis-Chalmers receives a termination fee.

As noted above, Allis-Chalmers, its directors and Seawell believe that the claims alleged by the plaintiffs in the amended complaint are without merit and intend to defend them vigorously.

SUPPLEMENTAL DISCLOSURES

Allis-Chalmers and Seawell believe that the disclosure claims in the amended complaint are without merit and that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the disclosure claims delaying or adversely affecting the merger and to minimize the expense of defending such claims, Allis-Chalmers and Seawell are making certain supplemental disclosures related to the proposed merger, all of which are set forth below.

The following disclosure supplements the discussions in the proxy statement/prospectus concerning discussions between representatives of Seawell and various Allis-Chalmers constituencies regarding the governance of the combined company, including without limitation the discussions of “various governance arrangements” on July 29, 2010 at page 65 of the proxy statement/prospectus and the discussions regarding the “possible composition of a new board of directors for the combined company” on July 30, 2010 at page 66 of the proxy statement/prospectus.

During the course of the discussions regarding the proposed merger Seawell discussed, at various times, with Messrs. Bargach, Bulgheroni and Hidayatallah, separately, issues concerning the size and composition of the board of directors of the combined company. Seawell wanted a smaller board of directors (composed of seven members, three of whom would be selected from the Allis-Chalmers board of directors), while various constituencies on the Allis-Chalmers board of directors wanted a larger board of directors (composed of 11 members, five of whom would be selected from the Allis-Chalmers board of directors). Seawell informed Mr. Bargach early in the process that it would be willing to consider having him and Mr. Reynolds join the board of directors of the combined company in light of Seawell’s expectation that Lime Rock would become a large shareholder of Seawell upon consummation of the merger, and in light of the substantial industry experience and significant business contacts of Messrs. Bargach and Reynolds, which Seawell believed could be beneficial in terms of its growth plans for the combined company. Seawell was also interested in considering Mr. Bulgheroni for a position on the combined company’s board of directors in light of the large ownership position Seawell expected that he would hold in the combined company and Mr. Bulgheroni’s significant business contacts in Argentina, an important market for the combined company’s services. Ultimately, the parties agreed that the board of directors of the combined company would consist of nine members, four of whom would be selected from the Allis-Chalmers board of directors.

The following disclosure supplements the discussion at page 62 of the proxy statement/prospectus concerning the May 6, 2010 meeting between Messrs. Rasmussen and Egeli, on the one hand, and Messrs. Reynolds and Bargach, on the other hand.

At no time during the negotiation process was any of Mr. Reynolds, Mr. Bargach or Lime Rock authorized by the Allis-Chalmers board of directors to negotiate on behalf of Allis-Chalmers.

The following disclosure supplements the discussion at page 63 of the proxy statement/prospectus concerning the execution of the confidentiality agreement by Allis-Chalmers and Seawell on June 23, 2010.

The confidentiality agreement contained mutual confidentiality covenants on the part of Seawell and Allis-Chalmers, and did not obligate either party to provide any information to the other.

The following disclosure supplements the discussion at page 64 of the proxy statement/prospectus concerning the parties’ discussions on July 6, 2010.

The potential terms discussed were those set forth in the June 23, 2010 proposal letter from Seawell. The parties discussed whether there were other feasible structures to combine the two companies and determined that there were not.

The following disclosure supplements the discussion at page 56 of the proxy statement/prospectus concerning the Allis-Chalmers board of directors’ belief that it was highly unlikely that another potential acquiror would offer a higher price to acquire Allis-Chalmers.

As discussed under “Risk of an Auction Process” below, the Allis-Chalmers board of directors did not believe any viable alternative offer was forthcoming, based upon the absence of prior expressions of interest, despite the depressed stock price of Allis-Chalmers and market knowledge of the desire of Allis-Chalmers to engage in a transaction following informal exploratory preliminary conversations of possible transactions by or on behalf of Allis-Chalmers in the past. The board’s view was supported by Allis-Chalmers’ financial advisor, based on such informal invitations and its general knowledge of industry conditions.

The following disclosure supplements (i) the discussion at page 64 of the proxy statement/prospectus concerning the potential advantages and disadvantages posed by a potential combination of Allis-Chalmers and Seawell which were discussed by the Allis-Chalmers board of directors on July 1, 2010, (ii) the discussion at page 65 of the proxy statement/prospectus concerning the matters considered by the Allis-Chalmers board of directors at the July 21, 2010 board meeting and (iii) the discussion at page 67 of the proxy statement/prospectus concerning the matters considered by the Allis-Chalmers board of directors at the August 4, 2010 board meeting.

The potential advantages and disadvantages discussed and considered by the Allis-Chalmers board of directors at one or more of the meetings at which the board considered the proposed merger are described under “The Merger—Reasons for the Merger—Allis-Chalmers Energy Inc.” beginning on page 56 of the proxy statement/prospectus.

The following disclosure supplements the discussion at page 65 of the proxy statement/prospectus concerning the counteroffer authorized by the Allis-Chalmers board of directors, and communicated to Seawell by Mr. Hidayatallah, on July 21, 2010.

Allis-Chalmers’ board of directors authorized its officers and advisors to continue negotiations with Seawell, and to make a counter proposal to Seawell’s offer with a merger consideration equal to $4.50 or an exchange ratio of approximately 1.6 Seawell common shares per share of Allis-Chalmers common stock.

The following disclosure supplements the discussion at page 67 of the proxy statement/prospectus concerning the terms of the August 4, 2010 counteroffer by Allis-Chalmers.

The Allis-Chalmers board of directors decided not to insist on a termination fee from Seawell in the event that Seawell is unable to obtain necessary financing, in light of the Seawell proposal that there be no termination fee payable to Seawell, which the Allis-Chalmers board of directors viewed as a significant concession on the part of Seawell, and because the Allis-Chalmers board believed that if it made such a demand, Seawell would insist that Allis-Chalmers pay a termination fee to Seawell upon termination of the merger agreement following a competing proposal to acquire Allis-Chalmers.

The following disclosure supplements the discussion at page 69 of the proxy statement/prospectus concerning the projected financial information considered by the Allis-Chalmers board of directors at the August 12, 2010 meeting.

UNAUDITED FINANCIAL FORECASTS

Allis-Chalmers and Seawell are including in this supplement to the proxy statement/prospectus summaries of certain financial forecasts that Allis-Chalmers and Seawell prepared for their respective boards in connection with the proposed merger. These financial forecasts also were provided to Allis-Chalmers’ financial advisor for use in connection with its financial analyses and by Allis-Chalmers and Seawell to each other for due diligence purposes. See “The Merger—Opinion of Allis-Chalmers’ Financial Advisor” beginning on page 70 of the proxy statement/prospectus. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The inclusion of this information in this supplement to the proxy statement/prospectus should not be regarded as an indication that any of Allis-Chalmers, Seawell or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this supplement shall not be deemed an admission or representation by Allis-Chalmers or Seawell that such information is material and should not be regarded as an indication that Allis-Chalmers, Seawell, Allis-Chalmers’ financial advisor or any other recipient of the forecasts considered, or now considers, them to be a reliable prediction of future results.

The financial forecasts of Allis-Chalmers and Seawell included in this supplement were prepared by, and are the responsibility of, Allis-Chalmers management and Seawell management, respectively, and are unaudited. Neither Allis-Chalmers’ nor Seawell’s respective independent registered public accounting firm, nor any other independent auditors or financial advisors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. Neither Allis-Chalmers’ or Seawell’s respective independent registered public accounting firms, nor Allis-Chalmers’ financial advisor, assumes any responsibility for, and each disclaims any association with, the financial forecasts. Furthermore:

•	the financial forecasts make numerous assumptions, as further described below, many of which are beyond the control of Allis-Chalmers and Seawell and may not prove to be accurate;

•	although the financial forecasts are presented with numerical specificity, they reflect numerous estimates and assumptions as to future events that are subjective and variable in nature;

•

the estimates and assumptions upon which the financial forecasts are based are subject to factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Allis-Chalmers or Seawell, including the uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of the proxy statement/prospectus and the risk factors described in the proxy statement/prospectus and in Allis-Chalmers’ reports filed with the SEC, which factors may cause the projections or the related underlying assumptions and estimates to be materially inaccurate;

•

the financial forecasts do not necessarily reflect revised prospects for Allis-Chalmers’ and Seawell’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•

the financial forecasts presented below do not give effect to the merger or any changes to Allis-Chalmers’ or Seawell’s operations or strategy that may be implemented before or after completion of the merger;

•	the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared;

•	the financial forecasts are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	the financial forecasts should not be regarded as a representation that the financial forecasts will be achieved.

These financial forecasts were prepared by the respective managements of Allis-Chalmers and Seawell based on information they had at the time of preparation and are not a guarantee of future performance. These financial forecasts were, in general, prepared solely for use by Allis-Chalmers’ and Seawell’s respective boards and financial advisors and are subjective in many respects and thus subject to interpretation. Neither Allis-Chalmers nor Seawell can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year. Readers of this supplement are cautioned not to place undue reliance on the projections.

NEITHER ALLIS-CHALMERS NOR SEAWELL INTENDS TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ESTIMATES OR ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE.

The financial forecasts are forward-looking statements. For more information on factors which may cause Allis-Chalmers’ and Seawell’s future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Statement Regarding Forward-Looking Statements” on page 24 of the proxy statement/prospectus and “Risk Factors” beginning on page 25 of the proxy statement/prospectus.

Allis-Chalmers Financial Forecasts (Unaudited)

In the course of their mutual due diligence, Allis-Chalmers provided Seawell with non-public financial projections for the years ending December 31, 2010, 2011, 2012, 2013 and 2014, which projections are collectively referred to as the Allis-Chalmers management case. The Allis-Chalmers management case was prepared to assist the Allis-Chalmers board of directors in its evaluation of the strategic rationale for the merger and was furnished to and used by RBC in connection with the preparation of its opinion as described in the section entitled “The Merger—Opinion of Allis-Chalmers’ Financial Advisor” beginning on page 70 of the proxy statement/prospectus.

In preparing the management case, Allis-Chalmers’ management team relied on numerous assumptions and estimates that they believed were reasonable at the time. These assumptions and estimates included, but were not limited to:

•	year-over-year increases in the U.S. rig count of less than 5% for each year in the forecast period;

•	a continued shift in the geographic distribution of the U.S. land drilling fleet to existing and emerging shale plays;

•	a moderate price increase for Allis-Chalmers’ services of up to 10% in 2011 and slight yearly price increases for the remainder of the forecast period; and

•	the expansion of Allis-Chalmers’ service offerings in existing and emerging shale plays and in South America.

The following table presents selected unaudited prospective financial information prepared by Allis-Chalmers:

	For the Year Ending December 31
	2010E	2011E	2012E	2013E	2014E
	(In millions of US dollars)
Total Revenues	611.5	769.0	798.5	821.6	845.4
EBITDA	107.2	157.8	173.9	188.7	204.1

Seawell Financial Forecasts (Unaudited)

In the course of their mutual due diligence, Seawell provided Allis-Chalmers with non-public financial projections for the years ending December 31, 2010, 2011, 2012, 2013 and 2014, which projections are collectively referred to as the Seawell management case. The Seawell management case was prepared to assist the Seawell board of directors in its evaluation of the strategic rationale for the merger and was furnished to and used by RBC in connection with the preparation of its opinion as described in the section entitled “The Merger—Opinion of Allis-Chalmers’ Financial Advisor” beginning on page 70 of the proxy statement/prospectus.

In preparing the unaudited financial projections, Seawell made the following material assumptions:

•	Global economy continues to improve, and no “double dip recession” occurs or is expected;

•	Oil demand remains high, and oil prices gradually improve;

•	A global decline rate of 6.7% accelerating to 8.6% by 2030, resulting in constant investment in intervention and infill drilling;

•	A North Sea decline rate of approximately 12%, which results in increased wireline activity as intervention services are used to maintain production;

•	Drilling activity improves over the period;

•	Well integrity focus will be more prevalent globally post Macondo, leading to higher demand for well services;

•	Aging of North Sea infrastructure results in increased demand for infrastructure upgrades;

•	Pricing will improve as E&P spending improves over the period;

•	Investments by oil companies in improved oil recovery doubles from 2009 to 2012, mainly in infield drilling;

•	Continued focus on M&A and high rate of capital expenditures (“capex”) equal to 5 to 10% of revenues, largely attributable to growth capex for the construction of modular rigs; and

•	Currency exchange rate of six NOK to one US dollar.

The following table presents selected unaudited prospective financial information prepared by Seawell:

	For the Year Ending December 31
	2010E	2011E	2012E	2013E	2014E
	(In millions of US dollars)
Total Revenues	561	674	766	875	1016
EBITDA	75	100	127	156	194

The following disclosure supplements the discussion at page 74 of the proxy statement/prospectus concerning the analysis of selected comparable companies with respect to Allis-Chalmers.

The following table sets forth certain implied multiples of the selected companies based on IBES consensus research estimates used by RBC in its analysis:

	Enterprise value as multiple of		Stock price as a multiple of
Selected Company	2010E EBITDA	2011E EBITDA	2010E Cash Flow per share	2011E Cash Flow per share
Key Energy Services, Inc	9.0x	5.1x	6.0x	5.0x
Oil States International, Inc.	6.3x	5.3x	7.8x	7.3x
Parker Drilling Company	4.9x	3.9x	3.4x	2.7x
Pioneer Drilling Company	7.3x	4.7x	4.5x	3.2x

The following disclosure supplements the discussion at page 75 of the proxy statement/prospectus concerning the analysis of selected precedent transactions with respect to Allis-Chalmers.

RBC selected the precedent transactions based on its professional judgment as to the comparability of the operations of the target businesses to Allis-Chalmers’ operations.

The following table sets forth the implied multiple of enterprise value to last twelve months EBITDA for each of the selected transactions, based on public filings, Herold and Capital IQ, used by RBC in its analysis:

Date Announced	Acquirer	Target/Seller	Enterprise value as a multiple of LTM EBITDA
Well Services
August 9, 2010	Nabors Industries Ltd.	Superior Well Services	24.1x
July 27, 2010	Key Energy Servcies, Inc.	ArcLight Capital Partners, LLC & OFS Energy Services	6.5x
April 12, 2010	Halilburton Co.	Boots & Coots/International Control, Inc.	10.0x
February 22, 2010	Schlumberger Ltd.	Smith International, Inc.	11.5x
August 31, 2009	Baker Hughes, Inc.	BJ Services Co.	6.9x
June 3, 2008	Smith International, Inc.	W-H Energy Services, Inc.	9.8x

Land Drilling
June 13, 2007	Trinidad Energy Services Income Trust	P.C. Axxis, LLC & DPR International, LLC	4.7x
November 30, 2005	Trinidad Energy Services Income Trust	Cheyenne Drilling L.P.	5.2x
October 4, 2005	Saxon Energy Services, Inc.	Drillers Technology Corp.	6.4x
February 1, 2005	Oil States International, Inc.	Elenburg Exploration Co., Inc.	3.9x
October 21, 2004	Trinidad Energy Services Income Trust	Jade Drilling, Inc.	4.7x
February 24, 2003	Trinidad Energy Services Income Trust	Saturn Drilling, Inc.	4.1x

The following disclosure supplements the discussion at page 80 of the proxy statement/prospectus concerning the analysis of selected comparable companies with respect to Seawell.

The following table sets forth certain implied multiples of the selected companies based on IBES consensus research estimates used by RBC in its analysis:

	Enterprise value as multiple of		Stock price as a multiple of		Stock price as a multiple of
Selected Company	2010E EBITDA	2011E EBITDA	2010E Cash Flow per share	2011E Cash Flow per share	2010E Earnings per share	2011E Earnings per share
AGR Group	NA	NA	NA	NA	NA	NA
Oceaneering International, Inc.	6.3x	6.0x	8.7x	8.2x	15.3x	14.5x
Prosafe Production	6.6x	6.7x	2.5x	2.9x	11.2x	9.6x
Superior Energy Services Inc.	5.9x	4.9x	5.0x	4.5x	16.0x	11.6x
Sevan Marine	NM	8.3x	13.9x	4.6x	NM	29.0x